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                                                                    EXHIBIT 99.1

                           [GRANT PRIDECO LETTERHEAD]

                                                                    NEWS RELEASE

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INVESTOR RELATIONS CONTACTS:                                                 MEDIA CONTACT:
Louis A. Raspino                                                                 John Beltz
Vice President and Chief Financial Officer          Vice President Marketing Communications
(832) 681-8507                                                               (832) 681-8502
louis.raspino@grantprideco.com                                  john.beltz@grantprideco.com

Jay M. Mitchell
Director of Finance and Investor Relations
(832) 681-8558
jay.mitchell@grantprideco.com
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                    GRANT PRIDECO SIGNS DEFINITIVE AGREEMENT
                    TO ACQUIRE REED-HYCALOG FROM SCHLUMBERGER

         HOUSTON, OCTOBER 28, 2002 -- Grant Prideco, Inc. (NYSE: GRP) announced today the signing of a definitive agreement to acquire Reed-Hycalog from Schlumberger. Reed-Hycalog, based principally in Houston, Texas, is a global leader in drill bit technology, manufacturing, sales and service to the worldwide oil and gas industry.

         Under the terms of the agreement, consideration will include $255 million cash, 9,731,834 shares of Grant Prideco common stock, and the assumption of approximately $5 million of liabilities. The total value of the transaction is approximately $350 million. The transaction is expected to be accretive to earnings per share of Grant Prideco.

         In the twelve months ended June 30, 2002, Reed-Hycalog had revenues of $228 million and earnings before interest, taxes and depreciation of $53 million.

         Michael McShane, Grant Prideco's President and Chief Executive Officer commented, "Reed-Hycalog provides an excellent strategic and industrial fit with Grant Prideco's worldwide leadership position in drill stem technology and manufacturing.



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GRP                                 2                                10-28-2002

They are an established market leader with strong brands and demonstrated profitability throughout the drilling cycle. Reed-Hycalog brings to Grant Prideco a portfolio of high-quality, technologically advanced products, and a highly-experienced manufacturing and sales workforce with worldwide presence. Long term, we expect to grow Reed-Hycalog's business and to realize synergies in technology, manufacturing and sales."

         In addition to the approximately $90 million in Grant Prideco stock included in the purchase price, financing for this transaction (and for Grant Prideco's general corporate purposes) is expected to be provided through a new credit facility of approximately $265 million (replacing the Company's existing credit facility) and other public or private placements of debt securities of up to $150 million.

         The transaction is expected to be completed prior to year-end and is subject to regulatory approvals, including under the Hart-Scott-Rodino Improvements Act, and other customary closing conditions.

         The Company has scheduled a conference call to discuss today's announcement. The call will begin at 10:00 a.m. Eastern Time, 9:00 a.m. Central Time. The conference call will be open to the public.

         To access the conference call, please dial (800) 374-1805 approximately ten minutes prior to the scheduled start time. Ask for the Grant Prideco conference call, which will be led by Michael McShane, Grant Prideco's President and CEO. A replay of the conference call will be available at (800) 642-1687 two hours after the conclusion of the live call and until 12:00 midnight Eastern Time on November 4, 2002. The conference ID for the replay is 6410158.

         A live webcast of the conference call and an archived replay will be available on Grant Prideco's website at www.grantprideco.com. To access the conference call or the replay, click on the "Earnings Conference Calls" link. (Minimum requirements to listen

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GRP                                 3                                10-28-2002

to the webcast include the Windows Media Player software, downloadable free from our website, and at least a 28.8Kbps connection to the Internet. Should you experience problems accessing or listening to the webcast, contact webcastsupport@tfprn.com.)

         This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the Company's ability to consummate the acquisition, to integrate the business and operations of Reed-Hycalog, and business risks such as oil and gas price volatility, variations in demand for our services, operational and other risks, and other factors described from time to time in the Company's publicly available SEC reports, which could cause actual results to differ materially from those indicated in the forward-looking statements.

         Grant Prideco (http://www.grantprideco.com), headquartered in Houston, Texas, is the world's leader in drill stem technology development and drill pipe manufacturing, sales and service; a leading provider of high-performance engineered connections and premium tubulars in North America; and provides a variety of products, services and technological solutions to offshore markets worldwide.

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